UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2010
NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	000-53673	33-0841255

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1282 Pacific Oaks Place Escondido, California	92029

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 471-8536
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.
NetREIT, Inc., a Maryland corporation (“Company”) entered into an Agreement of Purchase and Sale (“Agreement”) to acquire the Genesis Plaza (“Property”) located in San Diego, California from Mullrock 3 Murphy Canyon, LLC, a Delaware limited liability company (“Seller”). The Agreement is dated July 12, 2010, but did not become binding on the Company until August 9, 2010
The Agreement contemplates the purchase of the Property, a four-story suburban office building built in 1988 and located in the Kearny Mesa submarket of San Diego, California, consisting of 57,685 square feet with 195 parking spaces on a 2.45 acres lot for the sum of Ten Million Dollars ($10,000,000). The Property is currently 87% leased with 22% of the tenant lease terms expiring in the next two (2) years and 37% of the tenant lease terms expiring in the next three (3) years.
The Company shall make a down payment of $5,000,000 and the remaining financing for the acquisition of the Property is expected to be provided on the following terms. Upon the closing of the acquisition, the Company shall execute a Fixed Rate Promissory Note at an interest rate of 290 basis points over the average yield of the 5-year U.S. Government/Treasury Constant Maturity, subject to an interest rate floor of 4.65% (“Loan”). The Loan shall be at a fixed interest rate of 4.65% for the first five (5) years with an option to extend to ten (10) years based upon an amortization schedule of twenty-five (25) years. In the event the option to extend the Loan for an additional five (5) years is invoked, the interest rate may be reset on the Loan to a new interest rate to be effective after written notice to the Company. No prepayment of the Loan shall be allowed during the first thirty (30) months of the Loan, after which the Company may prepay the Loan subject to a yield maintenance premium equal to the greater of 1% of the outstanding principal balance at the time of prepayment or the present value on the date of the prepayment of all future principal and interest payments beginning with the payment due on the month following the pay-off date, including any balloon payments assuming payment in accordance with the repayment terms of the Promissory Note less the current outstanding principal balance of the Loan.
The Company anticipates the acquisition of the Property will close on August 24, 2010, subject to the satisfaction of customary closing conditions.
The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference. The registrant has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.
The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreement are made only for purposes of the Agreement and as of specified dates, are solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Item 9.01 Financial Statements and Exhibits
2.1	Agreement of Purchase & Sale, between NetREIT, Inc. and Mullrock 3 Murphy Canyon, LLC, dated as of July 12, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT, Inc.
Date: August 13, 2010	By:	/s/ Kenneth Elsberry
		Name:	Kenneth Elsberry
		Title:	Chief Financial Officer